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                                                                   Exhibit 10.58

                                              ON SEMICONDUCTOR
                                              5005 East McDowell Road
                                              MD: A700
                                              Phoenix, AZ 85008

                                              LAW DEPARTMENT
                                              Direct Line: 602-244-5226
                                              E-Mail:  sonny.cave@onsemi.com



                                 March 31, 2003

Peter Zdebel
10048 Circleview Drive
Austin, Texas 78733


Dear Peter:

This letter agreement supercedes and replaces all prior letters, agreements and other documents relating to your employment with Semiconductor Components Industries, L.L.C. ("SCILLC"), including the two letters from SCILLC: (1) dated August 5, 2000 and signed by you on September 18, 2000; and (2) dated August 5, 2000, and signed by you on October 19, 2000. Because of certain differences between the two preceding letters, we wish to clarify your employment arrangement as follows:

Employment refers to your employment by SCILLC, any of its majority owned subsidiaries, or its parent entity, ON Semiconductor Corporation (collectively the "Company").

This letter restates and confirms the salient terms of our original offer of employment to you as well as the terms and conditions of your present employment arrangement ("Employment Letter"). Your initial offer was contingent upon: (1) successful completion of a urinalysis drug test (i.e., negative test result) in accordance with ON's policy on applicant drug testing, (2) successful background investigation, and (3) providing proof of identity and employment authorization to work in the United States. Each of these conditions were fulfilled to the satisfaction of SCILLC.

1.       POSITION, BASE SALARY AND VARIABLE PAY BONUS

Your initial position and title was Chief Technology Officer reporting to the office of the Senior Vice President, Operations, currently held by Bill George. As of the current date, your title is Vice President and General Manager, High Frequency Products Division reporting to the office of the Chief Executive Officer, currenly held by Keith Jackson. Your salary is $10,769.23 bi-weekly which equates to an annual amount of $280,000.






During the year 2000, you were eligible for and were paid a variable pay bonus of $31,322.67 on March 1, 2001, under the Company's prior Key Contributor Incentive Plan. During the year 2001, SCILLC did not pay and you did not receive a variable pay bonus. On August 15, 2002,

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Zdebel Employment Ltr
March 31, 2003
Page 2 of 3


you were paid a semi-annual variable pay bonus of $44,408.70. As of the current date, you are eligible for a variable pay bonus under the Executive Incentive Plan ("Plan") based upon your individual and SCILLC's performance to specific goals and other criteria set for the year 2003. At your present position, your total annual performance bonus payout is currently "targeted" to be 45% of your actual base salary earned during 2003 ("Target Amount"). This is a target percentage only. Under the Plan, your bonus could be zero and your actual bonus amount could be lower or higher than the Target Amount depending on several factors. Further, any bonus payments are subject to additional terms and conditions as set forth in the Plan, which is subject to amendment from time to time and termination at any time.

2.       CERTAIN OTHER BENEFITS

Certain additional benefits listed immediately below are also part of your employment arrangement:

o Hiring bonus of $25,000 USD gross monies, which was previously paid to you in full in October 2000.

o Standard relocation package for your specific situation, which is open for three (3) years from September 18, 2000 (the date you commenced employment with SCILLC).

o Commute cost allowance of $2,500 USD per month for three (3) years commencing as of September 2000.

3.       STOCK OPTION GRANT

On September 19, 2000, the Board of Directors of ON Semiconductor Corporation awarded you a stock option grant for the purchase of 90,000 shares of ON Semiconductor common stock at an exercise price of $13.06. This stock option grant vests in 25% increments over a four (4) year period, subject to your continued employment with SCILLC, as well as the terms and conditions of the Company's 2000 Stock Incentive Plan and the grant agreement signed by you and SCILLC at the commencement of your employment.

You understand and agree that neither the granting of these benefits nor this Employment Letter shall constitute or be evidence of any agreement or understanding, either express or implied, on the part of the Company to employ you for any definite period of time. You are an "at-will" employee, which means that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations, which may have been made to you, are superseded by this Employment Letter. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.




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Zdebel Employment Ltr
March 31, 2003
Page 3 of 3


The original terms of your offer of employment from the Company provided that if you voluntarily terminated employment during the one (1) year period following commencement of your employment, then you would not be entitled to the benefits set forth above and that you would repay SCILLC on a pro-rata basis, any and all costs incurred by the Company with respect to benefits in Section 2. The Company agrees that this one-year repayment condition has now lapsed.

If you agree with this Employment Letter, please sign the original of this letter and return it to ON Semiconductor's Law Department. The second copy is for your records.

We appreciate your continued service with SCILLC.

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
Sincerely,
SEMICONDUCTOR COMPONENTS                    I hereby accept the terms and
INDUSTRIES, LLC                             conditions of this letter:



/s/ GEORGE H. CAVE                          /s/ PETER ZDEBEL
----------------------------------          --------------------------------
George H. Cave                              Peter Zdebel
Vice President and General Counsel          Dated: April 1, 2003
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